UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2012

Cole Corporate Income Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-166447	27-2431980
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement
Revolving Credit Facility
On November 29, 2012, Cole Corporate Income Operating Partnership, LP, a Delaware limited partnership ("CCI OP" or the "Borrower"), the operating partnership of Cole Corporate Income Trust, Inc., entered into a secured revolving credit facility (the "Credit Facility") providing for up to $150.0 million of borrowings pursuant to a credit agreement (the "Credit Agreement") with Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, Wells Fargo Bank, National Association, as syndication agent, and other lending institutions that may become parties to the Credit Agreement (collectively, the "Lenders").
The Credit Facility allows CCI OP to borrow up to $150.0 million in revolving loans (the "Revolving Loans"), with the maximum amount not to exceed (i) 70% of the aggregate value allocated to each qualified property securing the Revolving Loans (the "Aggregate Asset Value") during the period from November 29, 2012 to November 28, 2013 (the "Tier One Period"); (ii) 65% of the Aggregate Asset Value during the period from November 29, 2013 to November 28, 2014 (the "Tier Two Period"); and (iii) 60% of the Aggregate Asset Value during the period from November 29, 2014 to November 29, 2015 (the "Tier Three Period"). Up to $30.0 million of the total amount available may be used for issuing letters of credit and up to $15.0 million may be used for "swing line" loans. Subject to meeting certain conditions described in the Credit Agreement and the payment of certain fees, the amount of the Credit Facility may be increased up to a maximum of $300.0 million, with each increase being no less than $25.0 million. The Credit Facility matures on November 29, 2015.
The Revolving Loans will bear interest at rates depending on the type of loan specified by the Borrower. For a Eurodollar rate loan, as defined in the Credit Agreement, the interest rate will generally be equal to the one-month, two-month, three-month or six-month LIBOR (the "Eurodollar Rate") for the interest period, as elected by the Borrower, plus the applicable rate (the "Eurodollar Applicable Rate"). The Eurodollar Applicable Rate is a percentage per annum equal to (i) 3.50% during the Tier One Period; (ii) 3.00% during the Tier Two Period; and (iii) 2.50% during the Tier Three Period. For base rate committed loans, the interest rate will be a per annum amount equal to the applicable rate (the "Base Applicable Rate") plus the greatest of (a) the Federal Funds Rate plus 0.50%, (b) Bank of America's Prime Rate; or (c) the one month Eurodollar Rate plus 1.00% (the "Base Rate"). The Base Applicable Rate is a percentage per annum equal to (i) 2.50% during the Tier One Period; (ii) 2.00% during the Tier Two Period; and (iii) 1.50% during the Tier Three Period.
CCI OP was required to pay certain fees to the Lenders under the Credit Agreement, including an arrangement fee and an upfront fee. CCI OP will also pay an annual administrative agent fee, as well as a quarterly fee for any unused portion of the Credit Facility (the "Unused Fee"). The Unused Fee is equal to the daily undrawn amount multiplied by a per annum percentage for such day (as determined for a 360-day year) equal to 0.35%. CCI OP must also pay certain fees upon the issuance of each letter of credit under the Credit Agreement and a quarterly fee based on the outstanding face amount of any letters of credit issued under the Credit Facility.
The Credit Agreement contains customary representations, warranties, borrowing conditions and affirmative, negative and financial covenants, including minimum net worth, debt service coverage and leverage ratio requirements and maximum variable rate and recourse debt requirements. The Credit Agreement also includes usual and customary events of default and remedies for facilities of this nature. Upon the occurrence of any event of default, the Eurodollar Rate loans and Base Rate committed loans will bear interest payable at an interest rate equal to 2.0% per annum above the interest rate that would otherwise be applicable at that time, until the default is cured. Similarly, the letter of credit fees will be increased to a rate of 2.0% above the letter of credit fee that would otherwise be applicable at that time. If an event of default occurs and is not cured timely, the Lenders have no obligation to make further disbursements under the Credit Facility and all outstanding loans shall be immediately due and payable.
As of December 5, 2012, the borrowing base under the Credit Facility based on the underlying collateral pool for qualified properties and amount outstanding under the Credit Facility was approximately $55.9 million.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 5, 2012	COLE CORPORATE INCOME TRUST, INC.
	By:	/s/ Gavin B. Brandon
	Name:	Gavin B. Brandon
	Title:	Vice President of Accounting
Principal Accounting Officer

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